EX.99.CODE ETH

Exhibit B

Code of Ethics for the Principal Executive and Accounting Officers

Introduction

Concorde Funds, Inc. (the “Fund”) expects all of it s officers to maintain high ethical standards of conduct and to comply with applicable laws and governmental regulations. Officers include, without limitation, the Fund’s principal executive officer, principal financial officer and principal accounting officer) (the principal executive officer, principal financial officer and principal accounting officer of the Fund are collectively referred to herein as the “Senior Financial Officers”). (The Fund anticipates that most of the time the Senior Financial Officers will consist of one or more persons.) In this regard, the Fund requires all of its officers, including the Senior Financial Officers, to adhere to such other rules, codes and guidelines as the Fund may adopt from time to time, including, without limitation, the Code of Ethics of Concorde Funds, Inc. and Concorde Financial Corporation (collectively, the “Fund Guidelines”).

To deter wrongdoing and to promote honest and ethical conduct, compliance with applicable laws and regulations, avoidance of conflicts of interest and full, fair, accurate, timely and understandable disclosure in the Fund’s public filings and communications, the Fund has approved this Sarbanes-Oxley Code of Ethics to codify certain standards to which the Senior Financial Officers will be held accountable and certain specific duties and responsibilities applicable to the Senior Financial Officers. As the professional and ethical conduct of the Senior Financial Officers is essential to the proper conduct and success of the Fund’s business, the Senior Financial Officers must adhere to the standards, duties and responsibilities set forth in this Sarbanes-Oxley Code of Ethics in addition to adhering to the Fund Guidelines. To the fullest extent possible, the Fund Guidelines and this Sarbanes-Oxley Code of Ethics should be read to supplement one another. If there is a conflict between the Fund Guidelines and this Sarbanes-Oxley Code of Ethics, then this Sarbanes-Oxley Code of Ethics will control.

Code of Ethics

General Standards

The Fund and the Fund’s Board of Directors will hold each Senior Financial Officer accountable for adhering to and advocating the following standards to the best of his or her knowledge and ability:

•	Act in an honest and ethical manner, including in connection with the handling and avoidance of actual or apparent conflicts of interest between personal and professional relationships;

Concorde Funds	Exhibit B-1
Compliance Manual
February 2019

•	Comply with all applicable laws, rules and regulations of federal, state and local governments (both United States and foreign) and other applicable regulatory agencies (collectively, the “Laws”);

•	Proactively promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications the Fund makes; and

•	Proactively promote ethical and honest behavior within the Fund, including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Sarbanes-Oxley Code of Ethics.

Specific Duties and Responsibilities

In adhering to and advocating the standards set forth above, each Senior Financial Officer shall fulfill the following duties and responsibilities to the best of his or her knowledge and ability:

1.	Each Senior Financial Officer shall handle all conflicts of interest between his or her personal and professional relationships in an ethical and honest manner, and shall disclose in advance to the Audit Committee of the Fund’s Board of Directors (“Audit Committee”) the relevant details of any transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest between the Fund and such Senior Financial Officer. The Audit Committee shall thereafter take such action with respect to the conflict of interest as it shall deem appropriate. It is the general policy of the Fund that conflicts of interest should be avoided whenever practicable. For purposes of this Sarbanes-Oxley Code of Ethics, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the Fund as a whole.

2.	Each Senior Financial Officer will use his or her best efforts to ensure the timely and understandable disclosure of information that, in all material respects, is accurate, complete, objective and relevant in all reports and documents the Fund files with, or submits to, the SEC or in other public communications that the Fund makes. As part of this undertaking, each Senior Financial Officer will periodically consider the adequacy and effectiveness of the Fund’s “internal controls” and “disclosure controls and procedures” (as such terms are defined or used in rules proposed or adopted by the SEC).

3.	Each Senior Financial Officer will use his or her best efforts to ensure compliance in all material respects by such Senior Financial Officer and the Fund with all applicable Laws.

Concorde Funds	Exhibit B-2
Compliance Manual
February 2019

4.	Each Senior Financial Officer shall respect the confidentiality of information acquired in the course of his or her work and shall not disclose such information, except when the Senior Financial Officer believes he or she is authorized or legally obligated to disclose the information. No Senior Financial Officer may use confidential information acquired in the course of his or her work for his or her personal advantage.

5.	No Senior Financial Officer may take or direct or allow any other person to take or direct any action to fraudulently influence, coerce, manipulate or mislead the Fund’s independent auditing firm.

6.	No Senior Financial Officer may engage the Fund’s auditing firm to perform audit or non-audit services without the Audit Committee’s (or its designee’s) preapproval in accordance with the Audit Committee’s charter.

Reporting Violations

If any person believes that a Senior Financial Officer has violated this Sarbanes-Oxley Code of Ethics or the Fund has or is about to violate a Law, or a Senior Financial Officer believes that he or she is being asked to violate this Sarbanes-Oxley Code of Ethics or any Law in the performance of his or her duties for the Fund, then the matter should be promptly reported to the Audit Committee. The Audit Committee will take appropriate steps to maintain the confidentiality of the reporting person’s identity, to the extent consistent with the Fund’s obligations to investigate and remedy the matter and, if appropriate, to report the matter to government officials. Persons may report violations of this Sarbanes-Oxley Code of Ethics on an anonymous basis. No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Sarbanes-Oxley Code of Ethics.

Interpretation and Enforcement

The Audit Committee is responsible for overseeing the interpretation and enforcement of this Sarbanes-Oxley Code of Ethics. When the Audit Committee considers any matter relating to this Sarbanes-Oxley Code of Ethics, it shall act in executive session.

Each Senior Financial Officer will be held accountable for his or her adherence to this Sarbanes-Oxley Code of Ethics by the Fund’s Board of Directors. A Senior Financial Officer’s failure to adhere to this Sarbanes-Oxley Code of Ethics will be subject to appropriate disciplinary action, ranging from warnings to possible termination or removal.

Only the Audit Committee may waive or amend this Sarbanes-Oxley Code of Ethics. All waivers and amendments of this Sarbanes-Oxley Code of Ethics must be publicly disclosed in a manner that complies with the requirements of the SEC and other applicable Laws.

Concorde Funds	Exhibit B-3
Compliance Manual
February 2019